Exhibit 99.1

Analog Devices Names Neil Novich to Board of Directors

NORWOOD, Mass.--(BUSINESS WIRE)--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Neil Novich has been elected as a Director of the Company.

Mr. Novich is the former Chairman, President, and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, Mr. Novich was a Director at Bain & Company, an international management consulting firm, where he worked with clients in the high technology, manufacturing, distribution, and telecommunications industries on a broad range of business issues.

“Neil’s executive experience in leading a large and complex organization combined with his consulting experience with Bain and education in science and technology make him an excellent addition to ADI’s Board of Directors,” said Ray Stata, ADI Chairman. "We look forward to the broad ranging understanding of business which Neil brings to our Board."

Mr. Novich earned a Bachelor of Arts degree in Physics from Harvard University, and Master of Science degrees in both Management and Nuclear Engineering from the Massachusetts Institute of Technology. In addition to ADI, he currently serves as a director of W.W. Grainger, Inc. Mr. Novich is also a Trustee of the Field Museum of Natural History, where he was a past Chairman of the Technology Committee, and a Trustee of the Children’s Home & Aid Society of Illinois.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
investor.relations@analog.com